FIRST AMENDMENT
TO THE TYSON FOODS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(as Amended and Restated as of October 1, 2008)

THIS FIRST AMENDMENT is made this 20th day of November, 2009, by TYSON FOODS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Tyson”).

W I T N E S S E T H:

WHEREAS, Tyson maintains the Tyson Foods, Inc. Employee Stock Purchase Plan, as amended and restated effective October 1, 2008 (the “Plan”);

WHEREAS, Tyson desires to amend the Plan primarily to provide that all matching contributions thereunder shall be credited under the Plan, as compared to the current practice of allocating matching contributions on behalf of certain eligible participants under a tax-qualified retirement plan maintained by Tyson, subject to the parameters further specified herein; and

WHEREAS, the Board of Directors of Tyson has authorized and approved the adoption of these amendments.

NOW, THEREFORE, Tyson does hereby amend the Plan, effective for pay periods beginning on and after December 27, 2009, as follows:

1.           By deleting Section 4.1(d) in its entirety and substituting therefor the following:

“(d)           Notwithstanding any other provisions of the Plan to the contrary, matching contributions shall be allocated to otherwise eligible Participants in accordance with the following provisions:

(i)           Participants who otherwise are entitled to matching contributions under this Plan shall have such contributions made to a matching account under the Plan.

(ii)           Tyson retains the discretion to suspend for any specific or indefinite periods of time the making of matching contributions hereunder to otherwise eligible Participants as may from time to time be determined to be in the best interests of Tyson by its Board of Directors (or any committee thereof).  Any such suspension of matching contributions may be applied to all eligible Participants or to one or more identifiable classes of employees and may be implemented at any time.  Participants affected by any such suspension shall be notified of the implementation, and lifting, of the suspension, in each case as soon as administratively practicable.  Any affected Participant shall not be entitled to matching contributions for the Pay Periods (or other periods of time) during which the suspension is effective, as determined by the Board of Directors of Tyson (or any committee thereof).”

2.           By deleting Section 6.2(a) in its entirety and substituting therefore the following:

“(a)           [Reserved.]”

3.           By deleting Section 9.5 in its entirety and substituting therefore the following:

“9.5           Notices. All notices or other communications by a Participant to the Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Benefits Department c/o Tyson Foods, Inc. 2200 Don Tyson Parkway, Springdale, Arkansas  72762-6999 or at such other location as may be expressly designated by the Plan Administrator for the receipt of one or more categories of Plan communications.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this First Amendment.

IN WITNESS WHEREOF, Tyson has caused this First Amendment to be executed on the day and year first above written.

TYSON FOODS, INC.

By:	/s/ Dennis Leatherby
Dennis Leatherby
Title:	Exec. Vice President and Chief
Financial Officer

ATTEST:

By:	/s/ R. Read Hudson
R. Read Hudson
Title:	Secretary